EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 13, 2004, except for Note N as to which the date is August 17, 2004, accompanying the consolidated financial statements and schedule of AngioDynamics, Inc. and Subsidiary for the fifty-two weeks ended May 29, 2004 and May 31, 2003, which are included in their Annual Report on Form 10-K for the fifty-two weeks ended May 28, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of AngioDynamics, Inc. on Forms S-8 (Registration Nos. 333-120053 and 333-120057).

/s/ GRANT THORNTON LLP

Melville, New York

August 24, 2005